Exhibit 99
Contact:
Tim Grace, Investor Contact
312.640.6667
Melanie Nimrodi, Media Contact
312.546.3508
mnimrodi@frbir.com
At the Company:
Donald Hildebrand / Jennifer Nelms
404.727.0971
GeoVax Labs, Inc. Reports Fourth Quarter
and Year-End 2007 Financial Results
ATLANTA, Ga., March 14, 2008 — GeoVax Labs, Inc. (OTC BB: GOVX), an Atlanta-based biotechnology company focused on development of an HIV/AIDS vaccine, today announced its financial results for the fourth quarter and year ended December 31, 2007.
GeoVax recorded a net loss of $1,155,870 for the fourth quarter ended December 31, 2007, as compared to $157,276 for the comparable period in 2006. For the full year of 2007, the Company recorded a net loss of $4,241,796 as compared to $584,166 in 2006. GeoVax’s operating results fluctuate due to the timing of activities and related costs associated with its vaccine research and development activities. The overall increase in the Company’s net loss from 2006 to 2007 is primarily attributable to:
•	Substantial costs for manufacture and testing of AIDS vaccines for Phase 2 human trials planned for summer 2008.
•	Increased research and development expenditures as the Company continued to support its three ongoing Phase 1 human AIDS vaccine clinical trials and prepares for initiation of Phase 2 trials in 2008.
•	Lower grant revenues during 2007. During the first nine months of 2007, GeoVax had no grant revenues. During the fourth quarter of 2007, the Company recorded $234,004 in grant revenues associated with an estimated $15 million, 5 year grant from the NIH (see discussion below).
•	Overall higher general and administrative costs due to the additional costs associated with being a public company subsequent to the merger between Dauphin Technology, Inc. and GeoVax, Inc. in September 2006. These higher costs included expansion of the Company’s management team, initiation of an investor relations program, increased legal and accounting costs, and costs associated with achieving compliance with the Sarbanes-Oxley Act of 2002.
•	Stock-based compensation expense of $1,518,496 during 2007. In accordance with accounting rules, no stock-based compensation expense was recorded during 2006. This was an accounting adjustment and did not result in actual cash expenditures.
Summarized financial information is shown below. GeoVax’s full set of audited financial statements are included in its Form 10-K filing with the Securities and Exchange Commission.
2007 and Early 2008 Highlights:
•	In July, GeoVax announced an early start of two new HIV/AIDS vaccine clinical (human) trials. These FDA compliant trials were previously scheduled to start later in 2007 and are the 3rd and 4th in a four clinical trial series intended to evaluate both human safety and immune responses to GeoVax’s HIV/AIDS vaccines. Starting April 2006, the 1st of these four trials evaluated a low dose (1/10th of the vaccine dose) vaccination program. Results from this blinded trial demonstrated excellent vaccine safety and positive anti-HIV-1 immune responses. All trial participants were normal, healthy individuals. The 2nd of four trials, initiated September 2006, is designed to evaluate results from full dose administration of GeoVax HIV/AIDS vaccines. Recent data indicates excellent safety in this full dose trial with immune response data from the majority of vaccine recipients.
MORE

•	In June and July, GeoVax announced it engaged Althea Technologies, Inc., and BioReliance Corporation, as contract manufacturers for its HIV-1 DNA and HIV-1 MVA (AIDS) vaccines. These vaccines will be utilized in GeoVax’s advanced Phase 2 clinical trials planned for 2008. GeoVax HIV/AIDS vaccines are designed to prevent development of Acquired Immunodeficiency Disease (AIDS) caused by the virus known as HIV-1 by vaccinating individuals prior to AIDS virus infection. The vaccine regimen employs a two-vaccine “prime-boost strategy.” Trial participants will be administered GeoVax HIV-1 DNA vaccine which “primes” the immune system followed by GeoVax’s HIV-1 MVA (Modified Vaccinia Virus) boost. Both vaccines deliver over 50% of the AIDS virus components but can not cause AIDS. Safety and immunological results from earlier as well as ongoing human trials are very encouraging thus supporting planned acceleration of large scale Phase 2 clinical studies.
•	In September, GeoVax announced receipt of an estimated $15 million Integrated Preclinical/Clinical AIDS Vaccine Development [IPCAVD] Grant to support its HIV/AIDS vaccine program. This large Grant was awarded by the National Institutes of Health-National Institute of Allergy & Infectious Disease [NIH-NIAID], an agency of the U.S. Government. The grant funding period is over a five year period commencing October 2007. Only meritorious HIV/AIDS prevention vaccine candidates are considered to receive an IPCAVD award. Candidate companies are highly scrutinized and must supply substantial positive AIDS vaccine data to support their application. IPCAVD grants are awarded on a competitive basis and are designed to support later stage vaccine research, development and human trials. GeoVax will utilize this funding to further its HIV/AIDS vaccine development, optimization, production and human clinical trial testing.
GeoVax announced in January 2008 that it had been recognized by Georgia Bio, the state trade organization, as a 2007 “Deal of the Year” award winner for receipt of the $15 million IPCAVD grant.
•	In September, GeoVax announced the presentation of successful human trial results for its HIV/AIDS vaccines at the AIDS Vaccine 2007 Conference held August 20-23, 2007 in Seattle, Washington. GeoVax HIV/AIDS human trial results were presented by Dr. Paul Goepfert, MD in a talk “HIV-1 DNA Prime followed by Recombinant MVA Boost is Well Tolerated and Immunogenic When Administered to Healthy Seronegative Adults.” Dr. Goepfert, from the University of Alabama-Birmingham, is Protocol Chair of HVTN 065, a series of human clinical trials currently evaluating GeoVax’s HIV/AIDS vaccine. GeoVax HIV/AIDS vaccine trial data was presented to over 900 AIDS researchers at the week long conference. Conference Chair, Dr. Lawrence Corey stated, “It has become clear that a preventative vaccine is essential to controlling the global AIDS epidemic.” The AIDS Vaccine 2007 Conference was organized under the guidance of the Global HIV Vaccine Enterprise, an alliance of independent global organizations dedicated to accelerating preventative AIDS vaccine development. The conference reported the AIDS epidemic continuing as a global threat with the disease increasing in every region of the world, especially East and Central Asia and Eastern Europe where AIDS incidence was 21% higher in 2006 than in 2004.
Key GeoVax HIV/AIDS Vaccine Human Trial conclusions presented at the AIDS Vaccine 2007 Conference included:
—	GeoVax DNA and MVA vaccines are safe and immunogenic (stimulate anti-HIV/AIDS immune responses) at both low (1/10th) dose and full doses.
—	GeoVax vaccines were well tolerated with no or mild local and systemic reactions in the majority of trial participants.
—	80% of both the low and full dose trial participants responded to the vaccine which stimulated highly desirable anti-HIV T-cell (white blood cell) and antibody responses.
—	More volunteers had antibody responses to the full dose than to the 1/10th dose vaccine, whereas response rates for T cells were similar for the 1/10th and full dose.
MORE

—	2nd MVA vaccination positively increased the number of CD8 T cell responders and antibody responders.
—	Excellent results led to authorization to start two new trials with GeoVax HIV/AIDS vaccines which began in June 2007.
•	In September, GeoVax responded to the announcement by Merck & Co., Inc. that Merck’s candidate AIDS vaccine failed to provide protection in a human study designed to test for efficacy. In this Merck trial involving high risk volunteers, an equal number of people received either placebo or AIDS vaccine. The independent Data Safety Monitoring Board recommended that the trial be stopped because it was not reaching its efficacy endpoints. GeoVax responded to the discontinuance of Merck’s trial by pointing out significant differences between the GeoVax vaccine technology and the technology used in the Merck trial.
GeoVax AIDS vaccines advancing in human trials represent a significantly different vaccine approach, vaccine composition and results to date than the Merck vaccine.
—	Prototypes for the GeoVax vaccines were selected from a series of trials in non-human primates for their ability to protect against the development of AIDS when vaccinated individuals were administered an AIDS causing virus. At each major step along the development pathway, GeoVax vaccines providing the best protection against AIDS were moved forward.
—	GeoVax AIDS vaccines demonstrated excellent protective results in non-human primate models, much better protective results than reported for Merck’s vaccine in similar models. GeoVax AIDS vaccines protected 22/23 non-human primates for over 3 1/2 years and 5/6 non-vaccinated controls died of AIDS post-AIDS virus infection.
—	GeoVax AIDS vaccines are designed to elicit protective antibodies (Ab) as well as protective T cells (white blood cells) against the AIDS virus. The Merck vaccine stimulates only T cells for providing protection and does not include the Env protein of HIV which is the target for protective antibody (Ab).
—	Protective Ab has been difficult to elicit with HIV/AIDS vaccines. GeoVax has approached this challenge by vaccinating with the natural form of Env (HIV envelope antigens) under conditions that elicit tightly binding Ab. GeoVax studies in non-human primates clearly show this Ab correlates with protection.
—	GeoVax vaccines use an attenuated smallpox vaccine to provide pulses of HIV proteins (antigen) to stimulate protective anti-AIDS vaccine responses. Pulses of antigen from the GeoVax vaccines elicit T cell responses that rapidly mobilize and then contract into a state called “central memory” from which they rapidly expand to fight the appearance of HIV.
•	In November, GeoVax announced excellent safety and immunogenicity data from its full-dose HIV/AIDS vaccine human trial which began in September 2006. This full-dose trial is the second in a series of four Phase 1 human trials designed to test the safety and immunogenicity of the GeoVax HIV/AIDS vaccines. Involving 36 participants of which 30 received vaccine and 6 received placebo, this trial protocol included vaccination with two full-doses of GeoVax’s DNA vaccine to prime the immune response followed by two full-doses of GeoVax’s MVA vaccine to boost the immune response. GeoVax’s DNA and MVA vaccines express over 50% of the AIDS virus (HIV-1) protein components in order to stimulate a broad anti-HIV immune response. The vaccines cannot cause AIDS because they do not include complete virus. A Phase 1 human trial, started in April 2006, evaluated the delivery of only 1/10th of the full dosage and utilized the same vaccine regimen evaluated in the full dose trial.
From data collected from the 26 participants who completed the trial, the following positive conclusions were observed:
—	GeoVax HIV/AIDS vaccines, both DNA and MVA, continue to demonstrate that they are quite safe and immunogenic following the delivery of the four full-doses (two of each vaccine) used in the trial’s protocol.
—	The full-dose regimen of GeoVax vaccines continues to be well tolerated without any type of reaction, mild or systemic, in the majority of participants.
—	CD4 T-cell responses are high in both the low and full-dose regimens, 84% and 78% of participants.
MORE

—	CD8 T-cell responses are present in 42% of the full-dose recipients and 33% of the 1/10th dose recipients.
—	Antibody responses to the envelope glycoprotein (Env) increased following the fourth vaccination, and were present in 88% of the full-dose participants.
—	Delivery of the fourth vaccination increased the frequency and magnitude of the CD8 T-cell and Antibody responses.
•	During November 2007 through January 2008, GeoVax raised approximately $3 million in equity capital through a series of privately negotiated transactions with individual accredited investors and one institutional investor. These funds, along with the funds received pursuant to the NIH grant discussed above will be used to offset the Company’s ongoing research and development costs and operating losses. GeoVax will continue to seek additional financing through offerings of its equity securities.
•	In February 2008, GeoVax announced the addition of company co-founder Dr. Harriet Robinson to its staff as Vice President of Research & Development. Dr. Robinson is known worldwide for her outstanding work on retrovirus biology and development of DNA vaccines with special emphasis on HIV/AIDS. Significant advances by GeoVax’s HIV/AIDS vaccine development program warrant Dr. Robinson’s full time participation. She has been instrumental in GeoVax’s success through her HIV/AIDS vaccine development activities while at Emory University and as Chief Scientific Advisor to GeoVax. Dr. Robinson joined GeoVax part time in November 2007 and became a full time employee in February 2008. By focusing her efforts exclusively at GeoVax, Dr. Robinson intends to speed up the vaccine development and human trial evaluation program required to meet FDA regulatory requirements and future vaccine commercialization efforts.
•	During February 2008, GeoVax announced that its Vaccine is only the 5th AIDS Vaccine moving forward into Phase 2a human trials by the HIV Vaccine Trials Network (HVTN), a network supported by the National Institutes of Health (NIH). Most recently, GeoVax Senior Vice President of Research & Development, Dr. Harriet Robinson, and President, Don Hildebrand, attended a meeting with key HTVN officials in Seattle, Washington to plan and prepare necessary documents for the next phase of testing of GeoVax’s promising HIV/AIDS vaccine, namely Phase 2a human trials designated as Protocol # HVTN 205. The other four Vaccines which had/or are participating in the HVTN human trials are designated as Protocol # HVTN 201-204. GeoVax AIDS vaccine technology and composition are significantly different than the Merck & Co. Inc. AIDS vaccines that recently had their human trials halted due to safety and effectiveness concerns.
About GeoVax Labs, Inc.
GeoVax Inc. is an Atlanta, Georgia USA biotechnology company, established to develop, manufacture, license and commercialize human vaccines for diseases caused by HIV-1 (Human Immunodeficiency Virus) and other infectious agents. GeoVax’s vaccine technology is protected by 20 issued and filed patent applications.
For more information, contact the Company at (404) 727-0971 or visit www.geovax.com.
Safe Harbor Statement: All statements in this news release, not statements of historical fact, are forward-looking statements. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties include, but are not limited to, whether; GeoVax can develop and manufacture these vaccines with the desired characteristics in a timely manner, GeoVax’s vaccines will be determined to be safe for use in humans, GeoVax’s vaccines will be effective in preventing AIDS in humans, the vaccines will receive the regulatory approvals necessary to be licensed and marketed, GeoVax can raise the required capital to complete development of its vaccines, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, and other factors over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. Certain matters discussed in this news release are forward looking statements involving certain risks and uncertainties including, without limitations, risks detailed in the Companies Securities and Exchange Commission filings and reports.
MORE

GEOVAX LABS, INC.
Statements of Operations Data
(unaudited)
(amounts in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Grant Revenue	$237	$374	$237	$853

Operating expenses:
Research and development	484	156	1,757	666
General and administrative	919	405	2,784	843

	1,403	561	4,541	1,509

Loss from operations	(1,166)	(187)	(4,304)	(656)
Interest income	10	30	62	72

Net loss	$(1,156)	$(157)	$(4,242)	$(584)

Net loss per common share	$(0.00)	$0.00	$(0.00)	$(0.00)

Weighted averages shares outstanding	717,925	709,354	714,102	414,919
Balance Sheet Data
(unaudited)
(amounts in thousands)

	December 31,
	2007	2006
Cash and cash equivalents	$1,990	$2,088
Working capital	1,392	1,933
Total assets	2,349	2,396
Deficit accumulated during the development stage	(10,525)	(6,284)
Total stockholders’ equity	1,750	2,203
* * * * * * * * * * * * * * *